UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM 8-K
____________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2025
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ARISTA NETWORKS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-36468	20-1751121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5453 Great America Parkway
Santa Clara, CA 95054
(Address of principal executive offices) (Zip Code)

(408) 547-5500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ANET	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director.
On March 14, 2025, the Board of Directors (the “Board”) of Arista Networks, Inc. (“Arista”) increased the size of the Board to nine members and appointed Greg Lavender to serve as an independent member of Arista’s Board, effective immediately. Mr. Lavender will serve as a Class III director with a term expiring at Arista’s 2026 annual meeting of stockholders. Dr. Lavender was also appointed to the Audit Committee of the Board, effective immediately.
Dr. Lavender, age 64, serves as the Chief Technology Officer for Intel Corporation, a semiconductor manufacturing company, since November 2023. Prior to becoming the Chief Technology Officer at Intel Corporation, Dr. Lavender was the Corporate Chief Technology Officer and Senior Vice President / General Manager of the Software and Advanced Technology Group of Intel Corporation from June 2021 to November 2023. From January 2018 to June 2021, Dr. Lavender, held senior positions, including Senior Vice President and Chief Technology Officer, at VMware, a software development company. Prior to VMware, Dr. Lavender held leadership positions at Citigroup, Cisco Systems and Sun Microsystems. Dr. Lavender also serves as a member of the Board of Advisors to Virginia Tech’s College of Engineering and is a member of the Department of Computer Sciences Advisory Council to The University of Texas at Austin. Before Dr. Lavender’s career in tech began, he was on the faculty of the University of Texas at Austin for 14 years, including three years as Associate Chairman for Academics. Dr. Lavender holds a B.S. degree in computer science (applied mathematics) from the University of Georgia, and a M.S. in computer science (software engineering) and PhD in computer science (networking and distributed systems) from Virginia Tech.
In connection with his services on the Board, Dr. Lavender has received the Company's standard non-employee director compensation, which is described in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 24, 2024 (and he is foregoing an additional award at the time of the annual stockholder meeting), as well as an additional restricted stock unit grant equal to the pro rata portion of such standard non-employee director award for his services between now and the annual stockholder meeting. Dr. Lavender will also enter into Arista's standard form of indemnification agreement, pursuant to which Arista agrees to indemnify its directors to the fullest extent permitted by applicable law. There is no arrangement or understanding between Dr. Lavender and any other persons pursuant to which he was selected as a director of Arista. In addition, Dr. Lavender does not have an interest in any transactions that would be reportable under Item 404(a) of Regulation S-K.
ITEM 8.01 Other Events.
Resignation of John McCool as Chief Platform Officer, Senior Vice President of Engineering and Operations
On March 14, 2025, John McCool, notified Arista of his intention to step down as the Chief Platform Officer, Senior Vice President of Engineering and Operations, effective April 7, 2025, and will remain with Arista as a senior advisor to the Chief Executive Officer. Mr. McCool also plans to take a leave of absence for personal reasons with the expectation that he will return to Arista upon completion of his leave. Mr. McCool’s decision was not the result of any disagreement with Arista.
Alex Rose, Vice President, Hardware Engineering, and Mike Kappus, AVP, Manufacturing, will assume Mr. McCool’s responsibilities in managing the hardware engineering team and the manufacturing team, respectively.
ITEM 9.01    Exhibit.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA NETWORKS, INC.

March 17, 2025	/s/ MARC TAXAY
Marc Taxay
General Counsel
(Senior Vice President)